CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Participation Securities due 2025	$250,000	$27.28

November 2020

Pricing Supplement No. 5,150
Registration Statement Nos. 333-250103; 333-250103-01
Dated November 30, 2020
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Participation Securities, or “securities,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the securities will be based on the value of the worst performing of the S&P 500® Index and the Dow Jones Industrial AverageSM. At maturity, if the final index value of each underlying index is greater than its respective initial index value, investors will receive the stated principal amount of their investment plus a return reflecting 108% of the upside performance of the worst performing underlying index. If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level, investors will receive the stated principal amount of their investment. However, if the final index value of either underlying index is less than its respective trigger level, investors will lose 1% for every 1% decline in the worst performing underlying index over the term of the securities. Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index to less than its trigger level will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the limited protection against loss that applies only if the final index value of each underlying index is greater than or equal to its respective trigger level. Investors may lose their entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 4, 2025
Underlying indices:	S&P 500® Index (the “SPX Index”) and Dow Jones Industrial AverageSM (the “INDU Index”)
Aggregate principal amount:	$250,000
Payment at maturity:	If the final index value of each underlying index is greater than its respective initial index value,
$1,000 + ($1,000 × participation rate × index percent change of the worst performing underlying index)
If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level,
$1,000
If the final index value of either underlying index is less than its respective trigger level,
($1,000 × index performance factor of the worst performing underlying index)
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 40%, and possibly all, of your investment.
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	The underlying index with the lesser index percent change
Index performance factor:	With respect to each underlying index, final index value / initial index value
Initial index value:

With respect to the SPX Index, 3,621.63, which is the index closing value of such index on the pricing date

With respect to the INDU Index, 29,638.64, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	December 1, 2025, subject to adjustment for non-index business days and certain market disruption events
Participation rate:	108%
Trigger level:	With respect to the SPX Index, 2,172.978, which is 60% of the initial index value of such index With respect to the INDU Index, 17,783.184, which is 60% of the initial index value of such index
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 30, 2020
Original issue date:	December 3, 2020 (3 business days after the pricing date)
CUSIP / ISIN:	61771EFF0 / US61771EFF07
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$948.10 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$5	$995
Total	$250,000	$1,250	$248,750
(1)	The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $995 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	See “Use of proceeds and hedging” on page 16.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2020      Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Investment Summary

Trigger Participation Securities

Principal at Risk Securities

The Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025 (the “securities”) can be used:

▪	To gain exposure to the worst performing of two U.S. equity indices

▪	To obtain limited protection against loss that applies only if the final index value of each underlying index is greater than or equal to its respective trigger level

If the final index value of either underlying index is less than its respective trigger level, the securities are exposed on a 1:1 basis to the percentage decline in the worst performing underlying index over the term of the securities. Accordingly, investors may lose their entire investment in the securities.

Maturity:	Approximately 5 years
Participation rate:	108%
Trigger level:	With respect to each underlying index, 60% of the respective initial index value
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $948.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the trigger levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

November 2020	Page 2

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Key Investment Rationale

The securities offer a return at maturity based on the performance of the worst performing underlying index. At maturity, if the final index value of each underlying index is greater than its respective initial index value, investors will receive the stated principal amount of their investment plus a return reflecting 108% of the upside performance of the worst performing underlying index. If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level, investors will receive the stated principal amount of their investment. However, if the final index value of either underlying index is less than its respective trigger level, investors will lose 1% for every 1% decline in the worst performing underlying index over the term of the securities. Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. All payments on the securities are subject to our credit risk.

Upside Scenario if Both Underlying Indices Appreciate	Both underlying indices increase in value, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus a return reflecting 108% of the index percent change of the worst performing underlying index.
Par Scenario	The final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level, which is 60% of its respective initial index value, and, at maturity, the securities redeem for the stated principal amount of $1,000.
Downside Scenario	The final index value of either underlying index is less than its trigger level. In this case, the securities redeem for less than the stated principal amount by an amount proportionate to the full decline in the value of the worst performing underlying index over the term of the securities. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index to less than its trigger level will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much.

November 2020	Page 3

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The actual initial index value and trigger level for each underlying index are set forth on the cover of this document. Any payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	108%
Hypothetical initial index value:	With respect to the SPX Index: 2,000 With respect to the INDU Index: 25,000
Hypothetical trigger level:	With respect to the SPX Index: 1,200, which is 60% of its hypothetical initial index value With respect to the INDU Index: 15,000, which is 60% of its hypothetical initial index value

EXAMPLE 1: The final index value of each underlying index is greater than its respective initial index value.

Final index value		SPX Index: 2,200
INDU Index: 35,000
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% INDU Index: (35,000 – 25,000) / 25,000 = 40%
Payment at maturity	=	$1,000 + ($1,000 × participation rate × index percent change of the worst performing underlying index)
	=	$1,000 + ($1,000 × 108% × 10%)
	=	$1,108

In example 1, the final index values of both the SPX Index and INDU Index are greater than their initial index values. The SPX Index has appreciated by 10% while the INDU Index has appreciated by 40%. Therefore, investors receive at maturity the stated principal amount plus 108% of the appreciation of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,108 per security at maturity.

EXAMPLE 2: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective trigger level.

Final index value		SPX Index: 2,200
INDU Index: 10,000
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% INDU Index: (10,000 – 25,000) / 25,000 = -60%
Index performance factor		SPX Index: 2,200 / 2,000 = 110% INDU Index: 10,000 / 25,000 = 40%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 40%
	=	$400

In example 2, the final index value of the SPX Index is greater than its respective initial index value, while the final index value of the INDU Index is less than its respective trigger level. While the SPX Index has appreciated by 10%, the INDU index has declined by 60%. Therefore, investors are exposed to the full negative performance of the INDU Index, which is the worst performing

November 2020	Page 4

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

underlying index in this example, and receive a payment at maturity of $400 per security. In this example, investors are exposed to the negative performance of the worst performing underlying index even though the other underlying index has appreciated in value by 10%.

EXAMPLE 3: The final index value of each underlying index is less than its respective initial index value, but neither underlying index has decreased to below its respective trigger level.

Final index value		SPX Index: 1,700
		INDU Index: 22,500
Index percent change		SPX Index: (1,700 – 2,000) / 2,000 = -15% INDU Index: (22,500 – 25,000) / 25,000 = -10%
Payment at maturity	=	$1,000

In example 3, the final index value of each underlying index is less than its respective initial index value, but neither underlying index has decreased to below its respective trigger level. The SPX index has declined by 15% while the INDU Index has declined by 10%. Therefore, investors receive at maturity the stated principal amount of $1,000.

EXAMPLE 4: The final index value of each underlying index is less than its respective trigger level.

Final index value		SPX Index: 600
INDU Index: 10,000
Index percent change		SPX Index: (600 – 2,000) / 2,000 = -70% INDU Index: (10,000 – 25,000) / 25,000 = -60%
Index performance factor		SPX Index: 600 / 2,000 = 30% INDU Index: 10,000 / 25,000 = 40%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 30%
	=	$300

In example 4, the final index values of both the SPX Index and the INDU Index are less than their respective trigger levels. The SPX index has declined by 70% while the INDU Index has declined by 60%. Therefore, investors are exposed to the full negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $300 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index to below its respective trigger level will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much.

November 2020	Page 5

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and do not guarantee any return of principal at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee any return of principal at maturity of the securities. If the final index value of either underlying index is less than its respective trigger level, you will receive for each security that you hold a payment at maturity that is significantly less than the stated principal amount of each security by an amount proportionate to the decline in the value of the worst performing underlying index from its initial index value. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment.

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If either underlying index declines to below its trigger level, equal to 60% of its respective initial index value, as of the valuation date, you will lose a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that either underlying index will decline to below its trigger level as of the valuation date than if the securities were linked to only one underlying index. Therefore it is more likely that you will suffer a significant loss on your investment.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” and “Dow Jones Industrial AverageSM Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its

November 2020	Page 6

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index value of each underlying index will be based on the index closing value of such index on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date to less than its respective trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the securities may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the valuation date.

▪	Investing in the securities is not equivalent to investing in either underlying index. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co.

November 2020	Page 7

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of either underlying index, and, therefore, could increase the trigger level for such underlying index, which is the value at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of either underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the trigger levels and the final index values, including whether any underlying index has decreased to below its respective trigger level, and will calculate the amount of cash, if any, you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for participation securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for participation securities). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

November 2020	Page 8

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2020	Page 9

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on November 30, 2020:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	3,621.63
52 Weeks Ago:	3,113.87
52 Week High (on 11/27/2020):	3,638.35
52 Week Low (on 3/23/2020):	2,237.40

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2015 through November 30, 2020. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on November 30, 2020 was 3,621.63. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2015 to November 30, 2020

November 2020	Page 10

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter (through November 30, 2020)	3,638.35	3,269.96	3,621.63

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

November 2020	Page 11

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on November 30, 2020:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	29,638.64
52 Weeks Ago:	27,783.04
52 Week High (on 11/24/2020):	30,046.24
52 Week Low (on 3/23/2020):	18,591.93

The following graph sets forth the daily closing values of the INDU Index for the period from January 1, 2015 through November 30, 2020. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the same period. The closing value of the INDU Index on November 30, 2020 was 29,638.64. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The INDU Index has at times experienced periods of high volatility, and you should not take the historical values of the INDU Index as an indication of its future performance.

INDU Index Daily Closing Values January 1, 2015 to November 30, 2020

November 2020	Page 12

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Dow Jones Industrial AverageSM	High	Low	Period End
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter	18,120.25	15,666.44	16,284.70
Fourth Quarter	17,918.15	16,272.01	17,425.03
2016
First Quarter	17,716.66	15,660.18	17,685.09
Second Quarter	18,096.27	17,140.24	17,929.99
Third Quarter	18,636.05	17,840.62	18,308.15
Fourth Quarter	19,974.62	17,888.28	19,762.60
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter (through November 30, 2020)	30,046.24	26,501.60	29,638.64

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

November 2020	Page 13

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	With respect to each of the SPX Index and the INDU Index, S&P Dow Jones Indices LLC, or any successor thereof
Denominations:	$1,000 per security and integral multiples thereof
Postponement of maturity date:	If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

November 2020	Page 14

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

Additional Information About the Securities

Additional Information
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with

November 2020	Page 15

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices, futures and/or options contracts on the underlying indices, any component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of either underlying index on the pricing date, and therefore could increase the trigger level for such underlying index, which is the level at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly,

November 2020	Page 16

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

November 2020	Page 17

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the securities should consult and rely on their own counsel and advisers as to whether an investment in the securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $995 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to

November 2020	Page 18

Morgan Stanley Finance LLC

Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due December 4, 2025

Principal at Risk Securities

as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for Participation Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

November 2020	Page 19